Exhibit 10.1
CHANGE IN CONTROL SEVERANCE AGREEMENT
          THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the ___day of                     , 2006 by and between West Corporation, a Delaware corporation (the “Company”), and [First Name] [Middle Initial] [Last Name] (the “Executive”).
W I T N E S S E T H
          WHEREAS, the Executive currently serves as a key employee of the Company or one of its affiliated companies and his or her services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries;
          WHEREAS, on May 31, 2006, the Company entered into the Merger Agreement (as defined in Section 1) with Omaha Acquisition Corp. (“Newco”) pursuant to which Newco will merge with and into the Company;
          WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity prior to and following the Effective Time of the Merger (as defined in Section 1), without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by the Merger, and to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement; and
          WHEREAS, this Agreement will operate in addition to the existing Employment Agreement (as defined in Section 1) between the Executive and the Company (or one of its affiliates), except that the Executive will not be entitled to any consulting compensation payable under such Employment Agreement if the Executive becomes entitled to the severance benefits provided under this Agreement, but will continue to be subject to all of the covenants set forth in the Employment Agreement, including those relating to confidentiality, noncompetition and developments.
          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:
          1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
          (a) “Board” means the Board of Directors of the Company.

          (b) “Cause” shall have the meaning set forth in the Employment Agreement1.
          (c) “Code” means the Internal Revenue Code of 1986, as amended, including any regulations adopted thereunder.
          (d) “Date of Termination” means:
          (1) the effective date on which the Executive’s employment by the Company or any of its affiliated companies terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 11; or
          (2) if the Executive’s employment by the Company or any of its affiliated companies terminates by reason of death, the date of death of the Executive.
          (e) “Effective Time” means the Effective Time of the Merger, as defined in the Merger Agreement.
          (f) “Employment Agreement” means the Employment Agreement, dated [date], between the Executive and [the Company] [insert name of affiliate].
          (g) “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after the Effective Time:
          (1) either (i) a reduction in any material respect in the Executive’s position(s), duties or responsibilities with the Company, as in effect during the 90-day period immediately prior to the Effective Time, or (ii) an adverse change in the Executive’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to the Effective Time, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the Company is no longer a publicly-held company;
          (2) a reduction of 10 percent (10%) or more in the Executive’s rate of annual base salary as in effect immediately prior to the Effective Time or as the same may be increased from time to time thereafter;

[1]	If the Executive has no employment agreement with such definition, then “Cause” shall be deemed to exist if, and only if, the Chief Executive Officer and the Chief Operating Officer of the Company, in good faith, determine that the Executive has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of the Company.

          (3) any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is based immediately prior to the Effective Time;
          (4) the failure of the Company to provide the Executive with target bonus opportunities and employee benefits (excluding equity-based compensation, equity-based benefits and nonqualified deferred compensation) that are substantially comparable in the aggregate to the target bonus opportunities and employee benefits provided to the Executive by the Company and its affiliated companies immediately prior to the Effective Time; or
          (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b).
          For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company or any of its affiliated companies promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.
          (h) “Merger” means the merger of Newco with and into the Company pursuant to the terms of the Merger Agreement.
          (i) “Merger Agreement” means the Agreement and Plan of Merger between the Company and Newco dated May 31, 2006, as thereafter amended.
          (j) “Nonqualifying Termination” means a termination of the Executive’s employment:
          (1) by the Company or any of its affiliated companies for Cause,
          (2) by the Executive for any reason other than a Good Reason,
          (3) as a result of the Executive’s death or
          (4) by the Company or any of its affiliated companies due to the Executive’s failure to perform his or her duties with the Company or its affiliated companies on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.
          (k) “Termination Period” means the period of time beginning at the Effective Time and ending on the earlier to occur of:
          (1) two years following the Effective Time; and
          (2) the Executive’s death.

          2. Obligations of the Executive. The Executive agrees that the Executive shall not, following the date of this Agreement, voluntarily leave the employ of the Company or its affiliated companies without Good Reason until:
          (a) 90 days after the Effective Time; or
          (b) the date on which the Merger Agreement is terminated prior to the consummation of the Merger.
          3. Payments upon Termination of Employment.
          (a) If, during the Termination Period, the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Executive shall be entitled to the following payments and benefits:
          (1) The Company shall pay to the Executive (or the Executive’s beneficiary or estate) within 30 days after the Date of Termination, as compensation for services rendered to the Company and its affiliated companies:
(i)	a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 5) equal to the sum of (x) the Executive’s full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (y) the Executive’s annual bonus under the Company’s or its affiliated companies’ annual bonus plan earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not theretofore paid and (z) an amount equal to the Executive’s target annual bonus (without regard to any amounts that would otherwise be deferred) immediately prior to the Effective Time (or if higher, the Executive’s target annual bonus in respect of the fiscal year in which the Date of Termination occurs), multiplied (in the case of clause (z) only) by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable; plus

(ii)	a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 5) equal to the sum of [one (1)] [two (2)] [three (3)] times the Executive’s highest annual base salary from the Company and its affiliated companies (without regard to any amounts that would otherwise be deferred) in effect during the 12-month period prior to the Date of Termination and [one (1)] [two (2)] [three (3)] times the

Executive’s target annual bonus (without regard to any amounts that would otherwise be deferred) immediately prior to the Date of Termination (or, if higher, the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company in respect of the three fiscal years of the Company (or such portion thereof during which the Executive performed services for the Company if the Executive shall have been employed by the Company for less than such three fiscal year period) immediately preceding the fiscal year in which the Effective Time occurs).
          (2) For a period of [one] [two] [three] years commencing on the Date of Termination, the Company and its affiliated companies shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to the Executive and the Executive’s dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Effective Time or, if more favorable to the Executive, as provided generally with respect to other peer employees of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Effective Time. After the expiration of such [one] [two] [three]-year period, the Executive shall be entitled to continue the Executive’s medical coverage under applicable law (COBRA).
          (3) Each long-term incentive award granted to the Executive, including without limitation each option, restricted stock, restricted stock unit and other equity-based award, shall become fully vested, and to the extent any such award is subject to the attainment of specified performance measures, such performance measures shall be deemed satisfied at the target level.
          (4) For a period of [twelve] [six] months commencing on the Date of Termination, the Executive shall receive outplacement assistance services from an outplacement agency selected by the Executive and the Company shall pay all costs of such services; provided that such costs shall not exceed $15,000 in the aggregate.
          (5) Any amounts paid or benefits provided pursuant to this Section 3(a) shall be paid in lieu of any other amount of severance or consulting compensation that would otherwise be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company or its affiliated companies, including any consulting compensation payable under the Employment Agreement.
          (b) If, during the Termination Period, the employment of the Executive shall terminate by reason of a Nonqualifying Termination, or if for any other reason the Executive is not entitled to the payments and benefits set forth in Section 3(a), then the rights of the Executive to consulting compensation shall be determined pursuant to the terms of the Employment Agreement.
          (c) If the Executive’s employment is terminated by the Company without Cause prior to the Effective Time at the direction or request of Newco, and the Merger is thereafter consummated, then for purposes of this Agreement the employment of the Executive shall be deemed to have been terminated as of the first day of the Termination Period and the Executive shall be entitled to the benefits set forth in Section 3(a); provided that such benefits shall be reduced and offset by any severance or consulting benefits received by the Executive prior to the Effective Time pursuant to the Employment Agreement or otherwise.
          4. Certain Additional Payments.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or acceleration of vesting by the Company to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (any such payment, distribution or acceleration of vesting being referred to as a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit (taking into account both income taxes and any Excise Tax) which is at least ten percent (10%) greater than the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) that is one dollar less than the smallest amount that would give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.
          (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (1) give the Company any information reasonably requested by the Company relating to such claim;
          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
          (3) cooperate with the Company in good faith in order effectively to contest such claim; and
          (4) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          5. Withholding Taxes. The Company or its affiliated companies may withhold from all payments due to the Executive (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company or its affiliated companies is required to withhold therefrom.
          6. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or its affiliated companies or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses (to the extent paid by the Executive) through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding that the Executive’s claims in such contest or dispute were without merit, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6, including interest.
          7. Operative Event. Notwithstanding any provision herein to the contrary, except as set forth in Section 3(c), no amounts shall be payable hereunder unless and until the Merger is consummated at a time when the Executive is employed by the Company.
          8. Termination of Agreement.
          (a) This Agreement shall be effective on the date hereof and shall terminate upon the earliest to occur of (i) except as provided in Section 3(c), termination of the Executive’s employment by the Company or its affiliated companies prior to the Effective Time, (ii) termination of the Executive’s employment pursuant to a Nonqualifying Termination, (iii) termination of the Merger Agreement prior to the consummation of the Merger and (iv) expiration of the Termination Period prior to the termination of the Executive’s employment.
          9. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its affiliated companies and, if the Executive’s employment with the Company or its affiliated companies shall terminate prior to the Effective Time, then, except as specifically provided herein, the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following the Effective Time shall be subject to all of the provisions of this Agreement and any employment agreement in effect immediately prior to such termination.
          10. Successors; Binding Agreement.
          (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred, and all references herein to actions or omissions of the Company following such merger, consolidation or transfer of assets shall be deemed references to actions or omissions of such surviving or resulting corporation or transferee.
          (b) The Company agrees that concurrently with any merger or consolidation in which the Company is not the surviving or resulting corporation or any transfer of all or substantially all of the assets of the Company, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his or her beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to or concurrently with the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following the Effective Time other than by reason of a Nonqualifying Termination.

For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.
          (c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
          11. Notices.
          (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed:
          (1) if to the Executive, to the home address of the Executive maintained in the Company’s business records, and if to the Company, to West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, Attention: Executive Vice President and General Counsel, with a copies to the Secretary and the Chairman of the Compensation Committee of the Board, or
          (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          (b) A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
          12. Full Settlement; Resolution of Disputes.
          (a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
          (b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court or arbitral tribunal of competent jurisdiction or a written agreement signed by both parties addressing such dispute, in each case declaring that such termination was for Cause, that the termination of employment by the Executive was without Good Reason, or that the Company is not otherwise obligated to pay any amount to the Executive and his or her dependents or other beneficiaries, as the case may be, under Section 3(a), the Company shall pay all amounts to an escrow account until there is a final nonappealable judgment by a court or arbitral tribunal of competent jurisdiction, or a written agreement signed by both parties addressing such dispute, as the case may be, that resolves whether the Company would be required to pay such amounts pursuant to Sections 3(a) as though such termination were by the Company without Cause or by the Executive with Good Reason, in which case such amounts would be released from escrow to the Executive, or not, in which case such amounts would be released from escrow to the Company.
          13. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.
          14. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nebraska without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect. To the extent any payments under this Agreement constitute the payment of nonqualified deferred compensation, as defined by Section 409A of the Code, the timing under which the Executive has a right to receive any such payment shall automatically be modified, and the Executive’s rights under the Agreement shall be limited as necessary, to conform to any requirements under Section 409A of the Code.
          15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.
          16. Miscellaneous. Except as provided in Section 14, no provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement, the rights and obligations of, and the benefits payable to, the Executive, or his or her estate or beneficiaries pursuant to this Agreement are in addition to any rights and obligations of, and benefits payable to, the Executive, or his or her estate or beneficiaries under any other employee benefit plan, employment agreement or compensation program of the Company or any of its affiliated companies, including the Employment Agreement. Without limiting the scope of the foregoing, the Executive shall be subject to all covenants set forth in the Employment Agreement, including those relating to confidentiality, noncompetition and developments, and such covenants shall be fully enforceable pursuant to the terms of the Employment Agreement, regardless of whether the Executive is entitled to the benefits set forth herein or in the Employment Agreement.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

WEST CORPORATION

By:

Name:
Title:

Name: [First Name] [Middle Initial] [Last Name]